Exhibit 99.1

Fred’s, Inc. Announces Appointment of Heath Freeman to Board of Directors

Brings Deep Retail, Turnaround, and Financial Expertise

Adds a Shareholder Perspective to the Board

Announces Amended and Restated Cooperation Agreement with Alden Global Capital LLC

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 14, 2017--Fred’s, Inc.(“Fred’s” or the “Company”) (NASDAQ:FRED) today announced that it has appointed Heath Freeman, President and Founding Member of Alden Global Capital LLC (“Alden”), to its Board of Directors, effective at its next scheduled meeting, which is expected to be held on or before August 29, 2017.

Mr. Freeman is being added to the Fred’s Board in connection with the execution of an Amended and Restated Cooperation Agreement between Alden and Fred’s, dated August 11, 2017. The Amended and Restated Cooperation Agreement extends the term of the parties’ agreement into 2019 and contains updated terms regarding the parties’ collaborative efforts to maximize value for Fred’s shareholders.

“The Fred’s Board is pleased to welcome Heath to the Board of Directors,” said Thomas H. Tashjian, Chairman of the Board. “We look forward to leveraging Heath’s deep retail, turnaround, and financial expertise. We believe that adding a shareholder perspective to the Board as we continue to execute our healthcare transformation will accelerate value creation for all Fred’s shareholders.”

Michael K. Bloom, Chief Executive Officer and Member of the Board of Directors, said, “Over the past several months, we have gotten to know Heath and the rest of the Alden team, and have developed a healthy and productive relationship. With the benefit of Heath’s contributions as well as those of the entire Board, Fred’s will be better positioned for growth and generating positive free cash flow.”

Mr. Freeman commented, “I am eager to join the Fred’s Board of Directors, and look forward to continuing the work we have been doing to support the management team. I am encouraged by the progress that we have made, and continue to have confidence in the leadership team and future growth of the business. I look forward to working with the rest of the Board to position Fred’s for long-term success.”

Christopher Bodine has decided to resign from the Board of Directors, effective August 11, 2017. Mr. Bodine joined the Company’s Board with significant acquisition and integration-related expertise, and following the termination of the Company’s agreement to purchase certain assets from Rite Aid Corporation, Mr. Bodine determined that now is the right time to step down from the Board and focus his attention on other professional commitments. The Board is actively engaged in a search for a highly accomplished pharmacy and healthcare industry veteran to add to the Board.

Mr. Tashjian added, “On behalf of the Board, I want to thank Chris Bodine for his contribution to the Company. We wish him much future success and happiness.”

Under the terms of the Amended and Restated Cooperation Agreement, Alden is subject to certain customary standstill and other provisions. The complete agreement between Fred’s Pharmacy and Alden will be included as an exhibit to a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Evercore is serving as financial advisor to Fred’s. Vinson & Elkins LLP and Baker Donelson Bearman Caldwell & Berkowitz P.C. are serving as legal advisors to Fred’s. Olshan Frome Wolosky LLP is serving as Alden’s legal advisor.

About Heath Freeman

Mr. Freeman is the President and a Founding Member, of Alden Global Capital LLC, a New York-based investment firm focused on deep value, catalyst driven investing. He has been with the firm since its founding in 2007, and has been its President since 2014. Mr. Freeman currently serves as Vice Chairman of MediaNews Group, Inc. (‘MNG”), the second largest newspaper business in the United States by circulation, owning newspapers such as The Denver Post, San Jose Mercury News and Orange County Register. At MNG he leads the strategic review committee and serves on the compensation committee. Mr. Freeman is a co-founder and serves on the board of SLT Group, Inc. a private boutique fitness business founded in 2011. In addition, Mr. Freeman also co-founded City of Saints Coffee Roasters in 2013, a third wave coffee roaster, wholesaler and retailer. Prior to Alden, Mr. Freeman worked as an Investment Analyst at Smith Management, a private investment firm. Mr. Freeman began his career as an analyst at Peter J. Solomon Company, a boutique investment bank with a focus on Retail and Consumer, where he worked on mergers and acquisitions, restructurings and refinancing assignments. Currently, Mr. Freeman serves as Chairman of the Advisory Board for Jewish Life at Duke University's Freeman Center. He is a graduate of Duke University.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 601 pharmacy and general merchandise stores, which includes 14 franchised Fred’s Pharmacy locations and an additional three specialty pharmacy-only locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The Company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

CONTACT:
Fred's Pharmacy
Jason Jenne, 901-238-2787
Executive Vice President, Chief Financial Officer
or
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Moore, 212-355-4449